SEVENTH AMENDMENT TO AMENDED AND RESTATED
LOAN FACILITY AGREEMENT AND GUARANTY

        THIS SEVENTH AMENDMENT TO AMENDED AND RESTATED LOAN FACILITY AGREEMENT AND GUARANTY (this “Seventh Amendment”) dated as of October 7, 2003, by and among RUBY TUESDAY, INC., a Georgia corporation (the “Sponsor”), each of the financial institutions listed on the signature pages hereto (the “Participants”), and BANK OF AMERICA, N.A., in its capacity as Servicer and as administrative agent for the Participants under the Loan Facility Agreement (as hereinafter defined) (in such capacity the “Servicer”).

        W I T N E S S E T H:

        WHEREAS, the Sponsor, the Participants and the Servicer have entered into that certain Amended and Restated Loan Facility Agreement and Guaranty dated as of October 11, 2000, as amended (as amended, supplemented or otherwise modified, the “Loan Facility Agreement”); and

        WHEREAS, the Sponsor, the Participants and the Servicer have agreed to modify the Loan Facility Agreement as set forth herein.

        NOW, THEREFORE, for and in consideration of the mutual premises contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

    1.        Amendment to Section 1.1. The definition of “Loan Term” in Section 1.1 of the Loan Facility Agreement is hereby deleted in its entirety and replaced with the following:

“Loan Term” means the period from the Closing Date of a Loan Commitment until the Maturity Date of such Loan Commitment and the Loan outstanding thereunder, which period shall not exceed twelve months.

    2.        Amendments to Section 2.1. Section 2.1 of the Loan Facility Agreement is hereby amended as follows:

              (a)        Section 2.1(a) is hereby deleted in its entirety and replaced with the following:

    Commitment.        Subject to and upon the terms and conditions set forth in this Agreement and the other Operative Documents, and in reliance upon the guaranty of the Sponsor set forth herein, the Servicer hereby establishes a Commitment to the Sponsor to establish Loan Commitments and make Advances to such Franchisees as may be designated by the Sponsor in its Funding Approval Notices during a period commencing on October 7, 2003 and ending on October 5, 2006 (as such period may be extended for one or more subsequent three-year periods pursuant to Section 2.8 hereof, the “Commitment Termination Date”) in an aggregate committed amount at any one time outstanding not to exceed FORTY-EIGHT MILLION AND NO/100 DOLLARS ($48,000,000) (the “Commitment”).

    (b)        Section 2.1(b) is hereby amended by deleting the words “twenty-four months” in the sentence reading “The Loan Term of each Loan shall not exceed twenty-four months” and replacing them with the words “twelve months.”

    3.        Amendments to Section 2.8. Section 2.8 of the Loan Facility Agreement is hereby amended as follows:

            (a)        Section 2.8(a) is hereby deleted in its entirety and replaced with the following:

    (a)        The Sponsor may, by written notice to the Servicer (which shall promptly deliver a copy to each of the Participants), given not more than sixty (60) days prior to the then scheduled Commitment Termination Date, request that the Participants extend the then scheduled Commitment Termination Date (the “Existing Date”) for an additional three-year period. Concurrently with the delivery of such written notification, the Sponsor shall deliver to the Servicer (which shall promptly deliver a copy to each of the Participants), a certificate of the chief financial officer or treasurer of the Sponsor, setting forth in reasonable detail (i) the amount of the Guaranty Payments made by the Sponsor since the Effective Date with respect to Loans in the Limited Guaranty Pool and (ii) all Loans and the amounts thereof that are in the Fully Guaranteed Pool as of such date. Each Participant shall, by notice to the Sponsor and the Servicer given with fifteen (15) Business Days after receipt of such request, advise the Sponsor and the Servicer whether or not such Participant consents to the extension request (and any Participant which does not respond during such 15-day period shall be deemed to have advised the Sponsor and the Servicer that it will not agree to such extension).

(b) Section 2.8(b) is hereby amended by deleting the words “364 days thereafter” and replacing them with the words “three years thereafter”.

(c) Section 2.8(c) is hereby amended by deleting the words “an additional 364-day period” and replacing them with the words “an additional three year period”.

(d) Section 2.8(d) is hereby amended by deleting all references therein to “52,500,000" and replacing them with references to “73,000,000".

    4.        Amendment to Section 6.14. Section 6.14 of the Loan Facility Agreement is hereby amended by deleting clause (j) thereof in its entirety and replacing it with the following new clauses:

    (j)        other unsecured Indebtedness of the Sponsor and its Subsidiaries in an aggregate principal amount at any time outstanding not to exceed the sum of (i) 10% of Consolidated Net Worth of the Sponsor as calculated on the last day of the Fiscal Quarter for which the Sponsor has delivered, or is required to have delivered, financial statements to the Participants pursuant to this Agreement less (ii) the aggregate principal amount outstanding of Indebtedness incurred pursuant to Section 6.14(k); and

    (k)        other Indebtedness of the Sponsor and its Subsidiaries in an aggregate principal amount at any time outstanding not to exceed the lesser of (i) sum of (A) 10% of Consolidated Net Worth of the Sponsor as calculated on the last day of the Fiscal Quarter for which the Sponsor has delivered, or is required to have delivered, financial statements to the Participants pursuant to this Agreement less (B) the aggregate principal amount outstanding of Indebtedness incurred pursuant to Section 6.14(j) or (ii) $20,000,000 (it being acknowledged that such Indebtedness includes the principal amount outstanding of Indebtedness of a third party secured by any Lien on property owned by the Sponsor or its Subsidiaries, whether or not such Indebtedness has been assumed by the Sponsor or its Subsidiaries).

    5.        Amendment to Section 6.15. Section 6.15 of the Loan Facility Agreement is hereby amended by deleting clause (e) thereof in its entirety and replacing it with the following new clauses:

    (e)        Liens on the assets of the Sponsor or a Subsidiary granted to secure Indebtedness incurred by the Sponsor or such Subsidiary in accordance with Section 6.14(k), including Indebtedness of a Franchise Partner secured by any Lien on property owned by the Sponsor or its Subsidiaries, whether or not such Indebtedness has been assumed by the Sponsor or its Subsidiaries; provided, that the value of the assets encumbered by such Liens shall not exceed $20,000,000 in the aggregate at any time with such value being determined based on the greater of (i) the net book value of such assets or (ii) the fair market value of such assets; and

    (f)        extensions, renewals, or replacements of any Lien referred to in paragraphs (a) through (e) of this Section; provided, however, that the principal amount of the Indebtedness secured thereby is not increased and that any such extension, renewal or replacement is limited to the assets originally encumbered thereby.

    6.        Effectiveness. This Seventh Amendment shall become effective as of the date first above written (the “Effective Date”) upon satisfaction of each of the following conditions precedent:

(a) The Servicer shall have received multiple counterparts of this Seventh Amendment executed by the Sponsor, each of the Participants and the Servicer.

(b) The Servicer shall have received evidence satisfactory to it of the effectiveness of that certain Third Amendment to Revolving Credit and Term Loan Agreement dated as of the date hereof.

    (c)        The Sponsor shall have paid or caused to be paid an amendment fee to the Servicer in connection with this Seventh Amendment for the account of each Participant in an aggregate amount equal to 0.10% multiplied by the Commitment in effect as of the date hereof on a pro rata basis according to such Participant’s aggregate Commitment as of the date hereof; provided, that such fee will be allocated among only those Participants that shall have returned executed signature pages to this Seventh Amendment no later than 12:00 p.m. on Tuesday, October 7, 2003, as directed by the Servicer.

    7.        Representations and Warranties of Sponsor. Sponsor, without limiting the representations and warranties provided in the Loan Facility Agreement, represents and warrants to the Participants and the Servicer as follows:

    (a)        The execution, delivery and performance by Sponsor of this Seventh Amendment are within Sponsor’s corporate powers, have been duly authorized by all necessary corporate action (including any necessary shareholder action) and do not and will not (i) violate any provision of any law, rule or regu1ations, any judgment, order or ruling of any court or Governmental Authority (as defined in the Loan Facility Agreement), the articles of incorporation or by-laws of the Sponsor or any indenture, material agreement or other material instrument to which Sponsor is a party or by which Sponsor or any of its properties is bound or (ii) be in conflict with, result in a default under, or constitute with notice or lapse of time or both a default under any such indenture, agreement or other instrument.

(b) This Seventh Amendment constitutes the legal, valid and binding obligations of the Sponsor, enforceable against the Sponsor in accordance with its terms.

(c) No Credit Event has occurred and is continuing as of the Effective Date.

    8.        Survival. Each of the foregoing representations and warranties shall be made at and as of the Effective Date. Each of the foregoing representations and warranties shall constitute a representation and warranty of the Sponsor under the Loan Facility Agreement, and it shall be a Credit Event if any such representation and warranty shall prove to have been incorrect or false in any material respect at the time when made. Each of the representations and warranties made under the Loan Facility Agreement (including those made herein) shall survive and not be waived by the execution and delivery of this Seventh Amendment or any investigation by the Participants or the Successor Servicer.

    9.        No Waiver, Etc. The Sponsor hereby agrees that nothing herein shall constitute a waiver by the Participants of any Credit Event, whether known or unknown, which may exist under the Loan Facility Agreement. The Sponsor hereby further agrees that no action, inaction or agreement by the Participants, including without limitation, any indulgence, waiver, consent or agreement altering the provisions of the Loan Facility Agreement which may have occurred with respect to the non-payment of any obligation during the terms of the Loan Facility Agreement or any portion thereof; or any other matter relating to the Operative Documents (as defined in the Loan Facility Agreement) shall require or imply any future indulgence, waiver, or agreement by the Participants. In addition, the Sponsor acknowledges and agrees that it has no knowledge of any defenses, counterclaims, offsets or objections in its favor against any Participant with regard to any of the obligations due under the terms of the Loan Facility Agreement as of the date of this Seventh Amendment.

    10.        Ratification of Loan Facility Agreement. Except as expressly amended herein, all terms, covenants and conditions of the Loan Facility Agreement and the other Operative Documents shall remain in full force and effect, and the parties hereto do expressly ratify and confirm the Loan Facility Agreement as amended herein. All future references to the Loan Facility Agreement shall be deemed to refer to the Loan Facility Agreement as amended hereby.

    11.        Binding Nature. This Seventh Amendment shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, successors, successors-in-titles, and assigns.

    12.        Costs, Expenses and Taxes. The Sponsor agrees to pay on demand all reasonable costs and expenses of the Servicer in connection with the preparation, execution and delivery of this Seventh Amendment and the other instruments and documents to be delivered hereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Servicer with respect thereto and with respect to advising the Servicer as to its rights and responsibilities hereunder and thereunder. In addition, the Servicer shall pay any and all stamp and other taxes payable or determined to be payable in connection with the execution and delivery of this Seventh Amendment and the other instruments and documents to be delivered hereunder, and agrees to save the Servicer and each Participant harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes.

    13.        Governing Law. THIS SEVENTH AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF GEORGIA.

    14.        Entire Understanding. This Seventh Amendment sets forth the entire understanding of the parties with respect to the matters set-forth herein, and shall supersede any prior negotiations or agreements whether written or oral, with respect thereto.

    15.        Counterparts. This Seventh Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts and may be delivered by telecopier. Each counterpart so executed and delivered shall be deemed an original and all of which taken together shall constitute but one and the same instrument.

        IN WITNESS WHEREOF, the parties hereto have caused this Seventh Amendment to be duly executed as of the day and year first above written.

RUBY TUESDAY, INC.
By: /s/ Marguerite N. Duffy Title:Senior Vice President

BANK OF AMERICA, N.A., in its capacity as Servicer
By: /s/ Laura B. Schmuck Title:Agency Officer Assistant Vice President

BANK OF AMERICA, N.A., in its capacity as a Participant
By: /s/ John M. Hall Title:Senior Vice President

SUNTRUST BANK, in its capacity as Syndication Agent and a Participant
By: /s/ Jarrette A. White, III Title:Managing Director

AMSOUTH BANK
By: /s/ Kenneth L. Dobbins Title:SVP

WACHOVIA BANK, NATIONAL ASSOCIATION
By: /s/ Thomas M. Harper Title:Senior Vice President

CONSENT

        This Consent (this “Consent”), dated as of October 7, 2003, is delivered in connection with the Seventh Amendment to Amended and Restated Loan Facility and Guaranty, dated as of the date hereof (“Seventh Amendment”), by and among RUBY TUESDAY, INC. a Georgia corporation (the “Sponsor”), the various financial institutions from time to time parties hereto (the “Participants”), and BANK OF AMERICA, N.A., in its capacity as the Servicer for the Participants (in such capacity, the “Servicer”). Unless otherwise defined, terms used herein have the meanings provided in the Loan Facility Agreement (as defined in the Seventh Amendment) as amended by the Seventh Amendment (such agreement, as so amended, being the “Amended Loan Facility Agreement”).

        Each of the undersigned, as a party to the Subsidiary Guaranty Agreement, hereby acknowledges and consents to the execution and delivery of the Seventh Amendment, and hereby confirms and agrees that the Subsidiary Guaranty Agreement is, and shall continue to be, in full force and effect, and hereby ratifies and confirms in all respects its obligations thereunder, except that, upon the effectiveness of, and on and after the date of, the Seventh Amendment, all references in the Subsidiary Guaranty Agreement to the “Loan Facility Agreement,” “thereunder,” “thereof” or words of like import shall mean the Amended Loan Facility Agreement.

        This Consent may be executed by the parties hereto in counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same instrument.

RUBY TUESDAY, LLC
By: /s/ Daniel T. Cronk Name:Daniel T. Cronk Title:Vice President

RTBD, INC.
By: /s/ Daniel T. Cronk Name:Daniel T. Cronk Title:Vice President